MN CAPITAL
AFRICA ADVISORS
ADVISORY | CAPITAL RAISING | MARKET ENTRY

May 23, 2016

Mr. Michael Watkins,
Chief Operating Officer
Dominovas Energy Corporation
1170 Peachtree Street NE, 12th Floor
Atlanta, GA 30309

Sent Via EMAIL

Dear Mr. Watkins,

This letter confirms the understanding and agreement between Dominovas Energy Corporation (the "Company") and MNCapital Africa Advisors (Pty) Ltd ("MNCAA") as follows:

1. **ENGAGEMENT SERVICES.** The Company hereby exclusively retains MNCAA to make introductions to potential funders for the Company's capital raising for its renewable energy transactions in Africa (each a "Financing Transaction"). It being understood that it is intended that the first Financing Transaction shall be the financing of a 16MW Hydro Power Plant and related transmission lines in Madagascar. Each Financing Transaction may include more than one closing. MNCAA agrees to use its best efforts, consistent with customary practice, to effect each Financing Transaction as soon as practicable. The Company acknowledges that consummation of each Financing Transaction is subject, among other factors, to acceptable documentation, market conditions, and satisfaction of the conditions set forth in one or more agreements to be entered into with any financier, lender, investor, or purchaser of securities.

2. **TERM.** This letter agreement shall have an initial term of 12 months from the date of this letter set forth above and shall automatically extend for 1 month intervals unless otherwise terminated. MNCAA's engagement hereunder may be terminated by MNCAA or the Company at any time upon 30 days' prior written notice to the other party. This paragraph and the provisions of this letter agreement relating to compensation, indemnification and contribution, non-circumvention, confidentiality, references to MNCAA and governing law and submission to jurisdiction will survive any termination or expiration of this letter agreement. If within twelve months after the termination or expiration of MNCAA's engagement hereunder a Financing Transaction shall occur involving any investor that, prior to the termination of MNCAA's engagement hereunder, was introduced to the

Company by MNCAA or became aware of the applicable Financing Transaction as a result of MNCAA's efforts, then MNCAA shall be compensated at the closing of such a transaction in accordance with the compensation provisions described below.

3. COMPENSATION. The Company shall compensate MNCAA for its services hereunder in the following manner:

a. One month after the execution of this letter agreement, MNCAA will be paid a commitment fee of US$3,750 and a monthly payment of US$3,750 each month thereafter until this letter agreement is terminated; and

b. a placement fee in an amount equal to 3% (the "Placement Fee") of the aggregate amount of each Financing Transaction; the Placement Fee shall be paid directly out of the proceeds, as received from the applicable Financing Transaction, by wire transfer payable to MNCAA immediately from available funds as received at closing and subsequent thereto;

It is agreed and understood that the compensation specified in item (b) above shall be subject to the successful completion of each Financing Transaction and the receipt of tranche(s).

In addition, the Company agrees to reimburse MNCAA promptly upon invoicing for all reasonable out-of- pocket costs and expenses (including, without limitation, reasonable fees, disbursements and other charges of legal counsel and other experts as instructed expressly and in writing by the Company) incurred in connection with the execution of the mandate contemplated hereby, whether or not any Financing Transaction is completed; provided that MNCAA shall get the Company's pre-approval for all expenditures.

Should a Bona Fide Written Investment Proposal (as defined herein) be received during the term of this letter agreement, but the Company elects not to consummate a Financing Transaction for any reason, the Company shall pay MNCAA a fee (the "Break-Up Fee") equal to 3% of such proposed financing. For purposes of this letter agreement, a "Bona Fide Written Investment Proposal" is defined as a written proposal which (i) has been received by the Company from a party with the financial wherewithal to consummate the contemplated Investment, and (ii) contains terms and conditions that are customary for such transactions. The Break-Up Fee shall be paid to MNCAA upon, and shall be credited against any fees payable after the termination of this Agreement.

The Company further agrees that all amounts payable hereunder shall be paid in US Dollars and free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied in any jurisdiction from or through which payment is made, unless such deduction or withholding is required by applicable law, in which event the Company, will pay additional amounts so that the persons entitled to such payments will receive the amount that such persons would otherwise have received but for such deduction or withholding.

4. INDEMNIFICATION. In consideration of the engagement hereunder, the Company agrees to the

indemnification and contribution provisions set forth in Annex A hereto, which provisions are incorporated by reference herein and constitute a part hereof. The Company acknowledges that the Company's execution and delivery of the indemnification agreement was a condition to MNCAA's execution and delivery of this letter agreement.

5. **INFORMATION.** In connection with MNCAA's engagement, the Company will furnish, or cause to be furnished, to MNCAA all data, material and other information requested by MNCAA for the purposes of performing the final due diligence provided for hereunder (the "Information"). It is understood that in performing under this engagement MNCAA will be entitled to rely on and use the Information and other information that is publicly available without independent verification thereof, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such information or to conduct any independent verification thereof.

6. **MATTERS RELATING TO ENGAGEMENT.** The Company acknowledges and agrees that MNCAA has been engaged as an independent contractor to provide the services set forth herein. In rendering such services MNCAA will be acting pursuant to a contractual relationship on an arm's length basis and not as a financial advisor or a fiduciary to the Company or any other person. Additionally, the Company acknowledges that MNCAA is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and MNCAA shall have no responsibility or liability to the Company with respect thereto. The Company further acknowledges and agrees that any review by MNCAA of the Company, the terms of the Transaction and other matters relating thereto will be performed solely for the benefit of MNCAA and shall not be on behalf of the Company or any other person.

Without limiting the foregoing, the services to be provided by MNCAA hereunder shall be made strictly on a "best efforts" basis It is expressly understood that this engagement does not constitute any commitment, express or implied, on the part of MNCAA to provide, and does not ensure the successful placement of, any portion of any Financing Transaction. No assurance whatsoever is made or should be implied by the Company, from the description of those services or otherwise, as to the actual nature or extent of the services to be provided by MNCAA, the consummation of all or any part of any transaction or its financial, tax or accounting consequences, if any.

MNCAA may not, without its prior written consent, be quoted or referred to in any document, release other than an initial press release as was verbally by approved by Mansur Nuruddin on 5/23/2016 for distribution on 5/24/2016 or in any communication prepared, issued or transmitted by the Company (including any entity controlled by, or under common control with, the Company or any director, officer, employee or agent thereof).

In addition, MNCAA may from time to time act as a placement agent for other clients and customers who may have conflicting interests with respect to the Company. MNCAA will not use confidential information obtained from the Company pursuant to this engagement or their other relationships with the Company in connection with the performance by MNCAA of services for other companies, and

MNCAA will not furnish any such information to other companies. The Company also acknowledges that MNCAA has no obligation to use in connection with this engagement, or to furnish to the Company, confidential information obtained from other companies.

If MNCAA sources an investor during the engagement, and the Company closes on a Financing Transaction raising not less than $50 million prior to the termination of this letter agreement, for a period of twelve months from the date hereof, MNCAA shall have the right to act as financial advisor to the Company in the event of any potential acquisition, sale transaction, business combination, transfer or other disposition or any other extraordinary corporate transaction involving the assets, securities or businesses of the Company, whether by way of a merger or consolidation, divestiture, reorganization, recapitalization or restructuring, tender or exchange offer, negotiated purchase, leveraged buyout, minority investment or partnership, joint venture, strategic alliance, or otherwise, in each case on terms and conditions (including receipt of internal committee approvals) to be agreed between the Company and MNCAA. Further, for a period of three years from the date hereof, MNCAA shall be entitled to receive a fee of 3% of any funds raised by the Company from sources introduced or referred to the Company by MNCAA.

Each Party, its directors, staff, associates and advisors, does hereby agree not to, directly or indirectly, circumvent each other in any way with regard to any of the parties introduced for a period of 2 years after notice of termination of this letter agreement. Each Party expressly warrants not to make use of a third party to circumvent this clause. Each Party hereby undertake that in the event of circumvention of this letter agreement by either party, directly or indirectly, the circumvented party shall be entitled to legal monetary penalty equal to the maximum benefit it should realize from such a transaction plus any and all expenses, including but not limited to all legal costs, and expenses incurred to recover the lost revenue. Each Party expressly warrants not to make use of a third party to circumvent this clause.

7. GOVERNING LAW AND SUBMISSION TO JURISDICTION. This letter agreement shall be governed by the laws of the Republic of South Africa. FOR THE PURPOSE OF ALL AND ANY PROCEEDINGS UNDER THIS LETTER AGREEMENT, THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF THE MAGISTRATE'S COURT HAVING JURISDICTION, NOTWITHSTANDING THAT SUCH PROCEEDINGS ARE OTHERWISE BEYOND ITS JURISDICTION: PROVIDED THAT EACH PARTY SHALL HAVE THE RIGHT, AT ITS SOLE DISCRETION, TO INSTITUTE PROCEEDINGS IN ANY OTHER COMPETENT COURT. THIS CLAUSE SHALL BE DEEMED TO CONSTITUTE THE REQUIRED WRITTEN CONSENT CONFERRING JURISDICTION UPON THE COURT IN TERMS OF SECTION 45 OF THE MAGISTRATES' COURTS ACT (ACT 34 OF 1944).

8. NOTICES. All communications hereunder shall be in writing and if delivered by personal delivery, overnight courier, email or registered or certified mail, return-receipt requested and postage prepaid addressed as follows:

If to MNCAA:

MNCapital Africa Advisors
16 Crystal Springs,

Eco-Business Park,
Centurion, 0157
South Africa

Attention: Mansur Nuruddin

E-mail: mansur@mncapital-africa.com

If to the Company:

Dominovas Energy Corporation
1170 Peachtree Street
NE, 12th Floor
Atlanta, GA 30309

Attention: Michael Watkins, Chief Operating Officer

E-mail: michael@dominovasenergy.com

or to such other address as any party hereto may, from time to time, designate in writing to all other parties hereto, and any such communication shall be deemed to be given as of the date delivered or, in the case of any communication delivered by mail, as of the date received or in the case of email, where the sender has received electronic confirmation that the email was both received and read.

9. MISCELLANEOUS. This letter agreement and Annex A hereto contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. This letter agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this letter agreement. This letter agreement is solely for the benefit of the Company and MNCAA, and no other person (except for indemnified persons to the extent set forth in Annex A hereto) shall acquire or have any rights under or by virtue of this letter agreement.

This letter agreement may not be assigned by either party hereto without the other party's prior written consent. Neither party hereto shall be responsible or have any liability to any other party for any indirect, special or consequential damages arising out of or in connection with this letter agreement or the transactions contemplated hereby, even if advised of the possibility thereof. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (b) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please so indicate by executing this letter, together with the enclosed duplicate originals, in the place indicated and returning two of these originals for our files.

Very truly yours,
MNCAPITAL AFRICA ADVISORS (PTY) LTD

By:____________________________
Name: Mansur M. Nuruddin
Title: Managing Partner

Accepted and agreed to
as of the date first
written above.

DOMINOVAS ENERGY CORPORATION

By:____________________________
Name: Mr. Michael Watkins
Title: Chief Operating Officer

ANNEX A

INDEMNIFICATION PROVISIONS

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the letter agreement dated May 23, 2016 (as amended from time to time, the "Agreement") between the Company and MNCAA.

The Company agrees to indemnify and hold harmless MNCAA, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, and other liabilities (collectively, "Liabilities"), and will fully reimburse MNCAA for any and all fees, costs, expenses and disbursements (collectively, "Expenses"), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration, to which MNCAA has been joined as a party (collectively, "Actions") (including any and all legal and other Expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of or in connection with advice or services rendered or to be rendered by MNCAA pursuant to the Agreement, the transactions contemplated thereby or MNCAA's actions or inactions in connection with any such advice, services or transactions; provided, however, such indemnity agreement shall not apply to any portion of any such Liability or Expense that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the negligent or willful misconduct of MNCAA its respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have and shall extend to the following: MNCAA and its respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons. All references to MNCAA in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any Action is commenced as to which MNCAA proposes to demand indemnification hereunder, it shall notify the Company with reasonable promptness; provided, however, that any failure by MNCAA to notify the Company shall not relieve the Company from its obligations hereunder. MNCAA shall have the right to retain one counsel of its own choice to represent it, and the Company shall pay the Fees of such counsel, which fees shall not exceed those fees that are allowed by the Rules of the Bar Council to which such Counsel is affiliated; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim arising out of any Financing Transaction against MNCAA made with the Company's written consent, which consent shall not be unreasonably withheld. Provided that the Company shall not be so liable where MNCAA has been found to be negligent or guilty of willful misconduct The Company shall not, without the prior written consent of MNCAA, settle or compromise any claim, or permit a default or consent to the

entry of any judgment, in any Action in respect of which indemnification may be sought hereunder.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and MNCAA on the other hand, shall contribute to the Liabilities and Expenses to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and MNCAA, on the other hand, and also the relative fault of the Company, on the one hand, and MNCAA, on the other hand, in connection with the statements, acts or omissions which resulted in such Liabilities and Expenses. The Company agrees for purposes of this paragraph that the relative benefits to the Company and MNCAA of any transaction shall be deemed to be in the same proportion as the total value paid or issued or contemplated to be paid or realized by the Company or its stockholders in connection with such transaction bears to the fees paid or to be paid to MNCAA under the Agreement. Notwithstanding the foregoing, MNCAA shall not be obligated to contribute any amount pursuant to this paragraph that exceeds the amount of fees previously received by MNCAA pursuant to the Agreement. For the purposes of this particular provision the term “fees” will include the Commitment Fee and the value of any equity that MNCAA has received pursuant to any Financing Transaction.